EXHIBIT 99.1

FOR FINAL DISTRIBUTION

EXPEDIA AND TRX SIGN GLOBAL, LONG-TERM AGREEMENT FOR

TRANSACTION PROCESSING SERVICES

Contract Enables Both Companies to Execute Key Strategic Priorities

from Continued Global Expansion to TRX’s Exit from the Call Center Business

BELLEVUE/ATLANTA – 12 December 2006 – Expedia, Inc. (NASDAQ: EXPE), the world’s leading online travel company, and TRX, Inc. (NASDAQ: TRXI), a leading, independent provider of transaction processing and data integration services to the travel industry, today announced a new long-term Master Services Agreement. The four-year global agreement, which replaces multiple country-specific and business unit-specific agreements between Expedia® and TRX, will enable both companies to meet key strategic priorities.

The new agreement helps increase the focus on organic growth and transaction growth, providing one set of terms, processes, and service levels for the activities that TRX handles on behalf of all current and future points of sale for Expedia. The contract also outlines increased use of automation and activity-based pricing to enable both Expedia and TRX to drive the world-class standard that both companies have set for innovation, automation and re-engineering in the travel industry.

In addition, the contract facilitates the continued re-engineering of ticket processing and rapid entry into new regions for Expedia with standardized technology, processing and pricing, while providing TRX with a clear commitment to Expedia’s transaction volume. The contract also assists in TRX’s planned exit from the call center arena by relieving the company of any further call center obligations for Expedia in the U.S. and U.K.

“We are now in the 11th year of our relationship with Expedia, and this contract reflects the spirit of our long-term partnership,” said Trip Davis, TRX President & CEO. “The global agreement provides stability and offers leverage for both parties. We look forward to this new phase of our relationship, as we focus on growth for both companies and our core business here at TRX of transaction processing and data integration technologies.”

“TRX has been a valuable partner for Expedia for more than a decade as we’ve worked to continuously re-invent the online travel experience,” said Paul Brown, president of Expedia® Partner Services Group and Expedia® North America. “This extended partnership with TRX demonstrates Expedia’s dedication to helping travelers book their trip their way by providing an easy booking experience through innovative technology. We’re pleased to continue growing our relationship with TRX worldwide.”

TRX handles a range of transaction processing activities through its CORREX, TRANXACT, and SELEX solutions on behalf of multiple Expedia points of sale for corporate and leisure travel in the United States, United Kingdom, Netherlands, Canada, Germany, and Italy. TRX has provided travel reservation fulfillment, exception processing, ticket distribution, reporting and customer care services to Expedia on a private-labeled, outsourced basis since 1996.

“Organic growth with industry leaders like Expedia is an important element of our strategy. This contract extends our relationship and provides a roadmap of technology services that will enable Expedia to go into new regions and develop market opportunities more quickly and efficiently with a trusted and tested partner like TRX. Their growth helps fuel our growth,” Davis concluded.

About Expedia, Inc.

Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book, and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents. Expedia, Inc.’s portfolio of brands includes: Expedia.com®, hotels.com®, Hotwire®, Expedia® Corporate Travel, TripAdvisor™ and Classic Vacations®. Expedia, Inc.’s companies also operate internationally with sites in Canada, the United Kingdom, Germany, France, Italy, the Netherlands, Denmark, Norway, Sweden, Japan, Australia, and China, through its investment in eLong™. For more information, visit http://www.expediainc.com/ (NASDAQ: EXPE).

Page 2 of 2 – EXPEDIA AND TRX EXTEND LONG-TERM AGREEMENT

About TRX, Inc.

TRX (NASDAQ: TRXI) is a leading, independent provider of transaction processing and data integration services to the global travel industry. TRX provides five hosted technology and service offerings: RESX (Online Booking), SELEX (Agent Technology), CORREX (Automated Processing), TRANXACT (Settlement & Exceptions), and DATATRAX (Data Integration). TRX provides each of these solutions individually or as a comprehensive, integrated end-to-end processing suite for travel agencies, travel suppliers, large corporations, credit card issuers, and expense management companies. TRX is headquartered in Atlanta, Georgia with operations and associates in North America, Europe, and Asia.

Expedia and Expedia.com are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Classic Vacations is either a trademark or registered trademark of Classic Vacation LLC in the U.S. and/or other countries. hotels.com is either a trademark or registered trademark of hotels.com L.P., a subsidiary of hotels.com, in the U.S. and/or other countries. Hotwire is either a trademark or registered trademark of Hotwire, Inc. in the U.S. and/or other countries. TripAdvisor is either a trademark or registered trademark of TripAdvisor LLC in the U.S. and/or other countries. Other logos or product and company names mentioned herein may be the property of their respective owners.

© 2006 Expedia, Inc. All rights reserved. CST: 2029030-40

Media Contacts

Expedia:	David Dennis
+1-425-679-4317
press@expedia.com

TRX:	Kira Perdue
Trevelino/Keller Communications Group for TRX
+1-404-214-0722, extension 101
kperdue@trevelinokeller.com

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